LETTER OF INTENT

FOR THE MANUFACTURE OF DIAGNOSTIC PRODUCT

            This Letter of Intent sets forth the basic and essential terms and conditions of an agreement among the following:

THE PARTIES:

            Parallax Diagnostics, a Nevada corporation organized and existing under the laws of the  State of Nevada, with its principal office at 1327 Ocean Avenue, Suite M, Santa Monica, CA 90401 (hereinafter referred to as (“Parallax”) and.

            Myers Stevens Group, Inc. with its principal office located at 7137 Telegraph Road, Montebello, CA 90640 (hereinafter referred to as (“Myers”).

W I T N E S S E T H:

            WHEREAS, Parallax has developed and is the proprietary owner of certain rights, titles and interest in and to technology and information which it owns, or lawfully possesses for itself or holds valid licenses from others, which it considers highly proprietary (the "CONFIDENTIAL INFORMATION") regarding a solid phase rapid enzyme immunoassay tests for the qualitative and or quantitative detection of various assays. Parallax has product which it intends for Myers to coordinate production and manufacture for a testing device platform to assist in the diagnosis and or detection of a wide array of assays.

            WHEREAS, Parallax desires to hire the services of Myers to coordinate product configurations of immunoassay kits including but not limited to reagents, packaging, membrane selection, color development matching, prototype fabrication and feasibility/evaluation testing leading to the manufacture and commercialization of the kits.

            The Parties enter into this Letter of Intent subject to the terms and conditions more fully hereinafter set forth.

            This Letter of Intent is intended to provide both guidance in the preparation of a more complete written agreement (Agreement) and evidence of a legally binding agreement between the parties, enforceable in accordance the terms set forth below. The Parties agree to use their best efforts to negotiate a more complete agreement that will supersede this letter of intent.

            The definitive Agreement will contain the representations, warranties, reasonable and typical for transactions of this type between similarly situated parties.

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A.                The Parties agree that they shall enter into a definitive agreement which shall set forth in particular the following:

            1.1       SCOPE OF SERVICES

            Parallax shall hire Myers as an independent contractor to provide the following services:

Myers will coordinate component production and configuration for immunoassay kits, including but not limited to plastic device molding, reagents, packaging, membrane selection, color development matching, prototype fabrication and feasibility/evaluation testing leading to the manufacture and commercialization of the kit.

An authorized company representative of Parallax must approve a package design, testing protocols and related diagnostic production materials.

This letter of intent will lead to a Development Task Schedule and a formal Manufacturing/Production Agreement.

The Development Task Schedule should include at a minimum specific release dates for pilot lots of 5,000 units each and specific cost detail based on initial volume forecast for components, reagents and related raw materials for the manufacturing and packaging of finished product. .

                        1.2       TIME FRAME

                        Parallax and Myers shall determine the Time Frame for the services to be rendered by Myers.

                        1.3       PRODUCTS TO BE SUPPLIED

The parties shall determine the Products and/or Components to be supplied to Parallax

                        1.4       PRICING

Myers shall confirm Parallax of the contract price that shall be paid for the product.

                        1.5       PAYMENT

The parties shall determine the payment terms.

            1.6       OWNERSHIP OF PRODUCT

Parallax shall become the owner of all products developed, etc..

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                        1.7       COOPERATION

            Each party shall cooperate reasonably with the other in preparing and filing all notices, applications, reports and other instruments and documents which are required by any statute, rule, regulation or order of any Governmental Authority in connection with the transactions contemplated by this Agreement, including the documents required for the patent of the developed products.

                        1.8       NO PARTNERSHIP OR JOINT VENTURE

             Each of the parties hereto is an independent contractor and neither party is nor shall be considered to be the agent of the other party for any purpose whatsoever. Neither party has any authorization to enter into any contracts nor assume any obligations for the other party nor make any warranties or representations on behalf of the other party, other than as expressly authorized herein. Nothing in this Agreement shall be construed as establishing an agency, partnership or joint venture relationship between the parties hereto.

            IN WITNESS WHEREOF, the Parties hereto have caused this letter of intent to be executed as of the date first set forth above.

Myers Stevens Group, Inc.

BY: /s/ Victor Parker

            Victor Parker

            President

Parallax Diagnostics

BY: /s/ Michael Redmond

President

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EXHIBIT A

Target System Patent numbers

Patents                                    Issued             Target System

1.No 4,748,042                       5/31/88                        Target Ringing & Spotting Machine (method and Apparatus for imprinting membrane with pattern of antibody)

2.No 4,797,260                       1/10/89                        Target Cassette (Antibody testing system)

3.No 5,036,569                       8/6/91              Target Filter/Funnel Assembly Machine (Apparatus for automatically assembling filter into funnel).

4.No 5,137,691                       8/11/92                        Target Cassette with Removable Air Gap (Antibody testing system with removable air gap)

5.No 5,334,538                       8/2/94              Gold Sol Immunoassay System and Device (A system for one step immunoassay testing).

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EXHIBIT B

APPROVED PLATFORM PRODUCTS

HCG-                          Human chorionic gonadotropin (Pregnancy Test) Rapid enzyme immunoassay test for qualitative detection of HCG in urine, serum and plasma. HCG is a hormone produced by the developing placenta. Serum and urine levels of HCG climb rapidly, starting as soon as the week following implantation, reaching peak levels near the end of the first trimester. One-step technology offers superior speed and simplicity without sacrificing sensitive and specific results.

Strep A                        Detects group A streptococci, the cause of upper respiratory infections and pharyngitis. Identification is essential for the selection of appropriate antibiotic therapy to avoid complications such as acute glomerulonephritis or rheumatic fever. The test detects group A strep antigen directly from extracted throat swabs or swabs from culture plates for test confirmation.

CK-MB                       Creatine Kinase (CK) Muscle (M) Brain (B) Rapid immunoassay for the quantitative detection of CK-MB. CK-MB measurements in serum can provide useful information to help confirm or exclude that myocardial infraction has occurred. The amount of CK-MB released can also assess the infract size. CK_MB is found predominantly in the myocardial tissue. Detectable increases in CK-MB levels from non-cardiac sources are rare.

Myoglobin                   Rapid enzyme immunoassay test for the quantitative detecti9on of Myoglobin in serum and plasmas an aid in the rapid diagnosis of acute myocardial infarction.

Troponin I                   Rapid enzyme immunoassay test for the quantitative determination of cardiac troponin I in serum and plasma as an aid in the rapid diagnosis of myocardial in fraction. Troponin is a thin filament associated complex of the myocyte. Troponin I is a protein with a high specificity for cardiac injury.

Rubella                       Rapid enzyme immunoassay test for qualitative detection of rubella virus specific IgG antibody. Rubella is a highly contagious yet generally mild disease in most people. However, it has great significance in women infected with rubella, the virus may infect the placenta, multiply and induce serious damage to the fetus, including low birth weight, cardio vascular detects, mental retardation and bone defects. Therefore, all women of child bearing age, as well, as school age children and healthcare personnel should be screened for immunity to rubella.

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CMV                           Rapid enzyme immunoassay for qualitative detection of antibody to Cytomegalovirus in serum and plasma. Cytomegalovirus (CMV) is human viral pathogen belonging to the herpes family. Infection in humans is wide spread and usually results in asymptomatic disease. However, severe symptomatic infections a very significant risk in infants and immunocomprised patients.

Rotavirus        Rapid enzyme immunoassay test for qualitative detection of human rotavirus particles and antigens in human fecal specimens. Rotavirus is a major cause of gastroenteritis in infants, young children and the elderly. During the winter months a portion of gastroenterics in children is due to rotavirus infection. The disease manifests with the symptoms of vomiting diarrhea, and fever. Rapid and accurate diagnosis is important to avoid inappropriate antibiotic therapy, provide proper treatment early and to prevent spread of nosocmial infection.

Mono                          Qualitative and quantitative detection of heterophile antibodies associated with infectious mononucleosis. IM is an acute disease caused by the Epstein Barr virus. Heterophile antibodies are the primary antibodies, which appear in the patient’s serum, usually 1 to3 weeks after the onset of symptoms Common symptoms include fatigue, pharyngitis, fever, lymphadenopatherapy and splenomegaly.

CRP                            C-reactive protein is an acute phase protection. The test is a solid phase gold immunoassay for the detection of CRP. Quantitative CRP measurements have been found to provide reliable early indication of postoperative inflammatory complications if monitored on a daily basis. CRP is also predictive of clinical cardiovascular disease.

READER                   The Reader is designed to interpret selected membrane enzyme immunoassays. The instrument is designed for laboratory, emergency room or field use and requires only a few minutes to learn to operate. The reader permits more precise, accurate readings of test results than visual interpretation.

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